UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2016

FORM Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 12th Floor, New York, NY 10017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 309-7549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d)

On May 19, 2016, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of FORM Holdings Corp. (the “Company”), the Board appointed Mr. Salvatore Giardina as a member of the Company’s Board effective immediately. Mr. Giardina will serve as a member and the chairman of the Company’s Audit Committee, effective immediately, to hold such office until his successor is duly elected and qualified. As a non-employee director, Mr. Giardina is entitled to receive cash compensation and grants of stock options, restricted stock units or other equity awards in accordance with the arrangements in effect for non-employee directors of the Company and chairman of the Audit Committee.

The Company is not aware of any transaction in which Mr. Giardina has an interest requiring disclosure under Item 404(a) of Regulation S-K.

There are no arrangements or understandings between Mr. Giardina and any other person pursuant to which he was selected as a director.

In addition, on May 19, 2016, the Board appointed current serving director Mr. Donald E. Stout as a member of the Company’s Audit Committee, effective immediately, to hold office until his successor is duly elected and qualified.

With the appointments of Messrs. Giardina and Stout to the Company's Audit Committee, the Company was notified by The NASDAQ Stock Market LLC that the Company has regained compliance with the requirements for continued listing on The NASDAQ Capital Market set forth in Listing Rule 5605(c)(2) of The NASDAQ Stock Market LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FORM Holdings Corp.

By:	/s/ Andrew D. Perlman
Name: Title:	Andrew D. Perlman Chief Executive Officer

Date: May 23, 2016